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                  CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.
                            Computation in Support of
                       Ratio of Earnings to Fixed Charges
                               Years 1990 to 1994
                             (Thousands of Dollars)

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                                    1994       1993       1992       1991       1990
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

EARNINGS
 Net Income                       $734,270   $658,522   $604,088   $566,910   $571,493
 Federal Income Tax                374,500    270,800    252,600    209,900    225,600
 Federal Income Tax Deferred        73,710    106,470     81,670     94,950     77,460
 Investment Tax Credits Deferred    (9,620)   (12,260)   (13,800)   (13,800)   (13,800)
  Total Earnings Before
    Federal Income Tax           1,172,860  1,023,532    924,558    857,960    860,753
 Fixed Charges*                    327,352    320,554    315,305    314,661    280,053

 Total Earnings Before
   Federal Income Tax
    and Fixed Charges           $1,500,212 $1,344,086 $1,239,863 $1,172,621 $1,140,806



*FIXED CHARGES
 Interest on Long-Term Debt       $277,684   $272,781   $270,468   $269,420   $234,058
 Amortization of Debt Discount,
 Premium and Expenses               11,376      8,975      3,974      1,941      1,627
 Interest Component of Rentals      18,439     19,077     19,175     20,778     22,340
 Other Interest                     19,853     19,721     21,688     22,522     22,028

  Total Fixed Charges             $327,352   $320,554   $315,305   $314,661   $280,053


Ratio of Earnings
 to Fixed Charges                    4.58        4.19       3.93       3.73       4.07


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